As filed with the Securities and Exchange Commission on July 24, 2013
 Registration No. 033-38486

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________

WORTHINGTON INDUSTRIES, INC.
(Exact name of Registrant as specified in its charter)
Ohio	31-1189815
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Old Wilson Bridge Road, Columbus, Ohio  43085
(Address of Principal Executive Offices)  (Zip Code)

Worthington Industries, Inc.
1990 Stock Option Plan, as amended
(Full title of the plan)

Dale T. Brinkman, Esq.
Vice President – Administration,
General Counsel and Secretary
Worthington Industries, Inc.
200 Old Wilson Bridge Road
Columbus, Ohio 43085
Tel. No.:  (614) 438-3001
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Elizabeth Turrell Farrar, Esq.
Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
Columbus, Ohio 43215
Tel. No.:  (614) 464-5607

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

AMENDMENT TO REMOVE CERTAIN SECURITIES FROM REGISTRATION

On December 28, 1990, Worthington Industries, Inc., a Delaware corporation (“Worthington Delaware”), filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-8 (Registration No. 033-38486) (the “Registration Statement”) pursuant to which Worthington Delaware registered under the Securities Act of 1933, as amended (the “Securities Act”), 2,000,000 shares of Common Stock, $0.01 par value per share (the “Worthington Delaware Shares”), of Worthington Delaware (adjusted to 4,500,000 Worthington Delaware Shares as a result of stock splits) to be offered or sold pursuant to the Worthington Industries, Inc. 1990 Stock Option Plan (as amended, the “1990 Plan”).

On October 13, 1998, Worthington Delaware was merged (the “Merger”) with and into Worthington Industries, Inc., an Ohio corporation and then wholly-owned subsidiary of Worthington Delaware (“Worthington Ohio”).  Each Worthington Delaware Share was converted into one common share, without par value (the “Worthington Ohio Common Shares”), of Worthington Ohio.  By virtue of the Merger, Worthington Ohio succeeded to all the business, properties, assets and liabilities of Worthington Delaware.  In addition, pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Worthington Ohio Common Shares were deemed to be registered under the Exchange Act.

Pursuant to Rule 414 promulgated under the Securities Act, and as evidenced by Post-Effective Amendment No. 1 to the Registration Statement, filed with the SEC on December 16, 1998, Worthington Ohio adopted the Registration Statement of Worthington Delaware, related to the registration under the Securities Act of 2,000,000 Worthington Delaware Shares (adjusted to 4,500,000 Worthington Delaware Shares as a result of stock splits) to be offered under the 1990 Plan, as Worthington Ohio’s own Registration Statement on Form S-8 for all purposes of the Securities Act and the Exchange Act.

This Post-Effective Amendment No. 2 to Form S-8 Registration Statement is being filed to amend the Registration Statement (as previously amended by Post-Effective Amendment No. 1 thereto) to remove from registration all of the Worthington Ohio Common Shares, registered for offering or sale pursuant to the 1990 Plan, which remain unsold and unissued.  No awards of stock options are outstanding under the 1990 Plan and none will be granted under the 1990 Plan in the future.

[Remainder of this page intentionally left blank; signature page follows]

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on July 24, 2013.

WORTHINGTON INDUSTRIES, INC.

By:/s/John P. McConnell
John P. McConnell, Chairman of the Board and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Form S-8 Registration Statement has been signed by the following persons in the capacities indicated on July 24, 2013.

Signature	Title

/s/John P. McConnell
John P. McConnell

/s/B. Andrew Rose
B. Andrew Rose

/s/Richard G. Welch
Richard G. Welch

/s/  Kerrii B. Anderson *
Kerrii B. Anderson

/s/  John B. Blystone     *
John B. Blystone

/s/  Mark C. Davis          *
Mark C. Davis

Director, Chairman of the Board
and Chief Executive Officer (Principal Executive Officer)

Vice President and Chief Financial
Officer (Principal Financial Officer)

Controller (Principal Accounting Officer)

Director

Director

Director

Signature	Title

/s/ Michael J. Endres * Michael J. Endres /s/ Ozey K. Horton, Jr. * Ozey K. Horton, Jr. /s/ Peter Karmanos, Jr. * Peter Karmanos, Jr.	Director Director Director
/s/ Carl A. Nelson, Jr. * Carl A. Nelson, Jr. /s/ Sidney A. Ribeau * Sidney A. Ribeau /s/ Mary Schiavo * Mary Schiavo	Director Director Director

____________________________

*  The undersigned, by signing his name hereto, does hereby sign this Post-Effective Amendment No. 2 to Form S-8 Registration Statement on behalf of each of the directors of the Registrant identified above pursuant to powers of attorney executed by the directors identified above, which powers of attorney are filed with this Post-Effective Amendment No. 2 to Form S-8 Registration Statement as Exhibit 24.

*  By: /s/John P. McConnell                                            Date:  July 24, 2013
John P. McConnell, Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description
24	Powers of Attorney of Certain Directors and Executive Officers of Worthington Industries, Inc. (Filed herewith)